Exhibit 1.8

PRESS RELEASE

NOT FOR DISTRIBUTION TO U.S. NEWS WIRE SERVICES OR DISSEMINATION IN THE U.S.

For Immediate Distribution

COMINAR AND CANMARC ANNOUNCE COMPLETION OF ACQUISITION

Québec City, Québec and Montreal, Québec, March 1, 2012 - Cominar Real Estate Investment Trust (“Cominar”) (TSX: CUF.UN) and Canmarc Real Estate Investment Trust (“Canmarc”) (TSX: CMQ.UN) are pleased to announce that Cominar has acquired all of the remaining 2,756,064 trust units of Canmarc (the “Canmarc Units”), being approximately 5% of the issued and outstanding Canmarc Units, pursuant to the right of compulsory acquisition provided under the declaration of trust of Canmarc. Cominar previously acquired approximately 95% of the issued and outstanding Canmarc Units.

Holders of Canmarc Units (the “Canmarc Unitholders”) have until March 5, 2012, to elect the consideration to be delivered to them under the compulsory acquisition. Cominar offered to acquire all of the Canmarc Units for, at the option of Canmarc Unitholders, either $16.50 in cash per Canmarc Unit or 0.7607 trust units of Cominar per Canmarc Unit, subject to proration.

Cominar will cause Canmarc to be delisted from the Toronto Stock Exchange at the close of business on March 5, 2012, and will subsequently file applications in order for Canmarc to cease to be a reporting issuer under applicable Canadian securities laws. In connection with the completion of the acquisition, Ms. Karen Prentice and Mr. John Levitt have stepped down from the board of trustees of Canmarc.

Cominar Portfolio as at March 1, 2012

Cominar is the largest commercial property owner in the Province of Québec. Cominar owns a real estate portfolio of 385 high-quality properties, of which 302 are located in the Province of Québec, 13 are located in the Province of Ontario, 57 are located in the Atlantic provinces and 13 are located in Western Canada. The portfolio comprises approximately 10.2 million square feet of office space, 7.8 million square feet of retail space and 12.7 million square feet of industrial and mixed-use space and 485 units of multi-residential properties, representing, in the aggregate, over 30.7 million square feet of leasable area.

Forward-Looking Statements

This press release may contain forward-looking statements with respect to Cominar Real Estate Investment Trust and Canmarc Real Estate Investment Trust and their operations, strategy, financial performance and condition. These statements generally can be identified by use of forward looking words such as “may”, “will”, “expect”, “estimate”, “anticipate”, “intends”, “believe” or “continue” or the negative thereof or similar variations. The actual results and performance of Cominar Real Estate Investment Trust and Canmarc Real Estate Investment Trust could differ materially from those expressed or implied by such statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. Some important factors that could cause actual results to differ materially from expectations include, among other things, general economic and market factors, competition, changes in government regulation and the factors described from time to time in the documents filed by Cominar Real Estate Investment Trust and Canmarc Real Estate Investment Trust with the securities regulators in Canada. The cautionary statements qualify all forward-looking statements attributable to Cominar Real Estate Investment Trust and Canmarc Real Estate Investment Trust and persons acting on their behalf. Unless otherwise stated or required by applicable law, all forward-looking statements speak only as of the date of this press release and neither Cominar Real Estate Investment Trust nor Canmarc Real Estate Investment Trust have an obligation to update such statements.

For further information:

Mr. Michel Dallaire, P.Eng.

President and Chief Executive Officer, Cominar Real Estate Investment Trust

(418) 681-8151

Mr. Michel Berthelot

Executive Vice President and Chief Financial Officer, Cominar Real Estate Investment Trust

(418) 681-6300 ext. 2266

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